Exhibit 10.7

September 15, 2020

Rainer Matthias Erdtmann

Dear Rainer Erdtmann:

I am pleased to provide you with an offer of employment with Biomea Fusion LLC (the “Company”). The purpose of this letter is to set forth updated terms of your employment with the Company. If you indicate your agreement to the terms in this letter by signing the last page, this letter will constitute your employment agreement with the Company (the “Agreement”).

1.	Employment and Duties.

A. The Company will employ you as President effective as of September 15, 2020. Your position will be full-time, and you will devote your full time and effort to the business and affairs of the Company. You will report directly to Chief Executive Officer.

B. As President you will be responsible for providing strong leadership at Biomea Fusion, LLC. Your duties include planning of short and long-terms goals, strategic, financial, and operational leadership for the company and will closely coordinate and work with the Board of Directors and senior leadership team. You will perform the duties in good faith and to the best of your ability and will render all services which may be required of you in such position.

C. Your principal place of employment shall be the Company’s principal executive office located in Redwood City, California; provided that, you may be required to travel on Company business during your employment.

2.	Compensation.

A. Your initial base salary will be $50,000 per annum (“Base Salary”). Your Base Salary will be paid at periodic intervals, in accordance with the Company’s payroll practices.

B. The Company may, in its sole discretion, pay you a bonus. If the Company decides to pay you a bonus the Company will, in its sole discretion, determine the bonus amount and pay it at a time that the Company will determine.

Biomea Fusion, LLC

726 Main St.

Redwood, CA 94063

www.biomeafusiom.com

C. The Company is currently developing an Option Plan for all employees (the “Option Plan”). In the event the Company establishes an Option Plan, the Company may choose in its discretion to grant you options to purchase units of the Company. Any such grant will be subject to the terms and conditions of the terms of the Option Plan and a written option agreement in a form set by the Option Plan in its sole discretion.

D. The Company will deduct and withhold, from any and all compensation paid to you in connection with your employment, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

4.	Expense Reimbursement.

You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you furnish the Company with vouchers, receipts and other details of such expenses within thirty (30) days after they are incurred.

5.	Fringe Benefits.

A. You will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, and other employee benefit plans, which are made available to employees of the Company and for which you qualify.

B. You will accrue paid 15 days of vacation benefits in accordance with Company policy.

C. You will be entitled to 5 sick days in accordance with Company policy and accrue such sick days in accordance with such policy and applicable state or local law.

D. As the President of the company, you are eligible for additional fringe benefits which will be defined at a later date.

6.	Outside Employment and Competition During Employment Prohibited.

A. During your employment with the Company: (i) you will devote your full working time and effort to the performance of your duties; and (ii) except as approved by the Company’s CEO.

B. Notwithstanding the provisions of Section 6(A), you will have the right to perform such incidental services as are necessary in connection with (i) your private passive investments, (ii) your charitable or community activities, and (iii) your participation in trade or professional organizations, (iv) your partnership interests (e.g. Point Sur Investors, Biomea Health) but only to the extent such incidental services do not interfere with the performance of your services.

Biomea Fusion, LLC

726 Main St.

Redwood, CA 94063

www.biomeafusiom.com

7.	Proprietary Information/Intellectual Property.

Upon signing this Agreement, you will also sign and deliver to the Company the standard-form Proprietary Information and Inventions Assignment Agreement.

8.	Termination of Employment.

A. Your employment with the Company shall be at will. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, without prior notice.

B. Upon termination of your employment for any reason, you agree that you shall be deemed to have resigned from all positions that you may hold as an officer or member of the Board of the Company or of any of its affiliates.

C. A Severance and Change of Control Package will be provided to you once defined by the Board of Directors. The package will be at least as comparable to packages currently being offered to Chief Executive Officers of local biotech companies with similar valuation.

9.	Waiver of Jury Trial; Miscellaneous

A. WAIVER OF TRIAL BY JURY: The parties to this Agreement waive any right to a trial by jury with regard to all claims arising under or concerning this Agreement to ensure expeditious resolution of such claims.

B. This Agreement, for all purposes, shall be construed in accordance with, and governed by, the laws of California without regard to conflicts of laws principles. The exclusive venue for all disputes arising under or concerning this Agreement shall be the state and federal courts with jurisdiction over Santa Clara County, California.

C. Unless specifically provided herein, this Agreement contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

D. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in a writing that specifically states the amendments and modifications and is signed by you and the President of the Company.

E. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

Biomea Fusion, LLC

726 Main St.

Redwood, CA 94063

www.biomeafusiom.com

F. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile, electronic, and .pdf signatures shall be considered original signatures for purposes of this Agreement.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

Very truly yours,

Biomea Fusion LLC.

By	/s/ Thomas Butler
Thomas Butler
Chief Executive Officer

ACCEPTED BY AND AGREED TO

Signature:	/s/ Rainer Matthias Erdtmann

Title:	President

Print Name:	Rainer Matthias Erdtmann

Dated:	September 15, 2020

Biomea Fusion, LLC

726 Main St.

Redwood, CA 94063

www.biomeafusiom.com